EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contacts:	Ben Gong	408-523-2175
		Sarah Norton	408-523-2161

INTUITIVE SURGICAL ANNOUNCES RECORD $45.2 MILLION FOURTH QUARTER REVENUE, UP 64% AND $11.7 MILLION NET INCOME, $0.32 PER SHARE

SUNNYVALE, CALIF. February 8, 2005 – Intuitive Surgical, Inc. (NASDAQ: ISRG), the industry leader in surgical robotics, today reported record fourth quarter 2004 sales of $45.2 million, increasing 64% from $27.6 million for the fourth quarter of 2003. Higher sales were driven by higher da Vinci® Surgical System shipments and continued recurring revenue growth.

Intuitive sold 25 da Vinci® Surgical Systems during the fourth quarter of 2004, compared to 18 in the fourth quarter of 2003. Fourth quarter 2004 system revenue increased to $27.1 million from $17.5 million during the fourth quarter 2003. Intuitive ended the fourth quarter 2004 with 286 cumulative da Vinci® Surgical Systems sold, compared to 210 at the end of the fourth quarter 2003.

Fourth quarter 2004 recurring revenue, consisting of instrument, accessory, service and training revenue, increased to $18.1 million from $10.1 million during the fourth quarter 2003. Recurring revenue growth resulted from the larger installed base of da Vinci® Surgical Systems and increased system usage.

Total sales for the fiscal year ended December 31, 2004 were $138.8 million, up 51% from $91.7 million in 2003. Recurring revenue totaled $60.0 million in 2004, compared to $29.9 million in 2003. Intuitive sold 76 total da Vinci® Surgical Systems in 2004 compared to 61 systems in 2003. The following table compares fourth quarter and fiscal year 2004 revenue to the prior year.

	Three Months Ended,			Fiscal Year Ended,
	12/31/04	12/31/03	Increase	12/31/04	12/31/03	Increase
Revenue ($Millions)
Systems	$27.1	$17.5	$9.6	$78.8	$61.8	$17.0
Instruments/Accessories	$11.6	$6.1	$5.5	$37.6	$18.8	$18.8
Service/Training	$6.5	$4.0	$2.5	$22.4	$11.1	$11.3

	$45.2	$27.6	$17.6	$138.8	$91.7	$47.1

da Vinci® Surgical System Unit Sales
Period Unit Sales	25	18	7	76	61	15
Cumulative Unit Sales	286	210	76	286	210	76

Gross profit increased to $29.8 million, or 65.9% of sales, for the fourth quarter 2004, compared to $9.5 million, or 34.6% of sales, for the fourth quarter 2003, which was negatively impacted by $5.9 million, or 21.3% of sales, due to non-recurring Computer Motion write-downs and the Brookhill Wilk settlement charge. Higher fourth quarter 2004 gross profit was driven by leveraging overhead costs across higher fourth quarter revenue.

Fourth quarter 2004 operating expenses of $18.9 million were $3.7 million higher than the fourth quarter 2003.

The company reported fourth quarter 2004 net income of $11.7 million, or $0.32 per diluted share, compared to a net loss of $4.9 million, or ($0.16) per diluted share for the fourth quarter 2003. Intuitive reported fiscal year 2004 net income of $23.5 million, or $0.67 per diluted share, compared to a net loss of $9.6 million, or ($0.41) per diluted share in fiscal 2003.

Intuitive was $10.8 million cash flow positive for the fourth quarter 2004, ending the period with $132.0 million in cash and short-term investments.

Commenting on the announcement, Lonnie Smith, Chairman and CEO of Intuitive Surgical said, “We are pleased with our fourth quarter results and our 2004 accomplishments. This has been an outstanding year for Intuitive Surgical.”

The company will also announce these results at a conference call today at 1:30 pm PDT. The dial-in numbers for the call are 877-909-3508 for participants located in the U.S. and 484-630-4228 for participants located outside the U.S. The passcode is ISRG and the meeting leader is Mr. Lonnie Smith. To access financial information that will be discussed on the call, please visit Intuitive Surgical’s website at www.intuitivesurgical.com.

About Intuitive’s Products:

The da Vinci® Surgical System consists of a surgeon’s viewing and control console having an integrated, high-performance InSite® 3-D vision system, a patient-side cart consisting of three or four robotic arms that position and precisely maneuver endoscopic instruments and an endoscope, and a variety of articulating EndoWrist® Instruments. By integrating computer-enhanced technology with surgeons’ technical skills, Intuitive believes that its system enables surgeons to perform better surgery in a manner never before experienced. The da Vinci® Surgical System seamlessly and directly translates the surgeon’s natural hand, wrist and finger movements on instrument controls at the surgeon’s console outside the patient’s body into corresponding micro-movements of the instrument tips positioned inside the patient through small puncture incisions, or ports.

The Aesop® Endoscope Positioner is a voice-activated robotic arm that automates the critical task of endoscope positioning, providing the surgeon with direct control over a smooth, precise and stable view of the internal surgical field.

The Hermes® Control Center is a centralized system designed to voice control a series of networked “smart” medical devices.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are necessarily estimates reflecting the best judgment of our management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including the following: timing and success of product development and market acceptance of developed products; regulatory approvals, clearances and restrictions; guidelines and recommendations in the health care and patient communities; intellectual property positions and litigation; competition in the medical device industry and in the specific markets of surgery in which Intuitive Surgical operates; and unanticipated manufacturing disruptions, delays in regulatory approvals of new manufacturing facilities or the inability to meet demand for products. Words such as “estimate,” “project,” “plan,” “intend,” “expect,” “anticipate,” “believe” and similar expressions are intended to identify forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Intuitive®, da Vinci®, InSite®, EndoWrist®, Hermes®, and Aesop® are registered trademarks of Intuitive Surgical, Inc.

INTUITIVE SURGICAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(IN THOUSANDS, EXCEPT PER SHARE DATA)

(UNAUDITED)

	Three Months Ended,		Fiscal Year Ended,
	12/31/04	12/31/03	12/31/04	12/31/03
Sales:
Products	$38,754	$23,627	$116,338	$80,586
Services	6,440	3,966	22,465	11,089

Total sales	45,194	27,593	138,803	91,675

Cost of sales:
Products	12,601	15,901	40,472	39,977
Services	2,789	2,156	10,341	7,669

Total cost of sales	15,390	18,057	50,813	47,646

Gross profit	29,804	9,536	87,990	44,029
Gross profit %	65.9%	34.6%	63.4%	48.0%

Operating costs and expenses:
Selling, general, and administrative	14,616	10,417	48,994	39,719
Research and development	4,241	4,732	17,812	16,190

Total operating costs and expenses	18,857	15,149	66,806	55,909

Income (loss) from operations	10,947	(5,613)	21,184	(11,880)
Other income, net	1,096	758	3,020	2,257

Income (loss) before income tax provision	12,043	(4,855)	24,204	(9,623)
Income tax provision	361	0	726	0

Net income (loss)	$11,682	$(4,855)	$23,478	$(9,623)

Net earnings (loss) per share -
Basic	$0.34	$(0.16)	$0.70	$(0.41)

Diluted	$0.32	$(0.16)	$0.67	$(0.41)

Weighted average shares outstanding used to compute net earnings (loss) per share -
Basic	34,098	30,616	33,693	23,626

Diluted	36,244	30,616	34,976	23,626

INTUITIVE SURGICAL, INC.

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS)

	(Unaudited) 12/31/04	12/31/03 (a)
Assets
Current assets:
Cash and cash equivalents	5,771	11,335
Short-term investments	126,267	101,614
Accounts receivable, net	35,443	26,820
Inventory	5,966	8,788
Prepaid expenses and other current assets	3,032	3,203
Restricted cash equivalents	205	188

Total current assets	176,684	151,948

Property and equipment, net	27,065	10,288
Restricted cash equivalents	319	642
Intangible assets, net	6,221	8,089
Goodwill	143,332	143,106
Other assets	608	921

Total assets	$354,229	$314,994

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	4,485	5,894
Accrued compensation and employee benefits	10,321	5,267
Restructuring accrual	541	971
Other accrued liabilities	7,057	9,134
Deferred revenue	15,372	11,345
Current portion of notes payable	609	1,030

Total current liabilities	38,385	33,641

Long-term notes payable	—	695
Deferred revenue	505	1,148
Other accrued liabilities	407	553

Stockholders’ equity
Common stock	34	33
Preferred stock	—	—
Additional paid-in capital	430,362	416,559
Deferred compensation	—	(99)
Accumulated deficit	(114,936)	(138,414)
Treasury stock	(136)	—
Accumulated other comprehensive income	(392)	878

Total stockholders’ equity	314,932	278,957

Total liabilities and stockholders’ equity	$354,229	$314,994

(a) -	Derived from the audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.